AST CLS Moderate Asset Allocation Portfolio

Reference Document Q&A

What are shareholders being asked to approve?

This document provides information on the proposed repositioning of the AST CLS Moderate Asset Allocation Portfolio into the AST RCM World Trends Portfolio (the “Repositioning”). The Portfolio Repositioning, if approved by the shareholders, would provide contract holders with a global asset allocation strategy subadvised by RCM instead of a strategy that invests in other portfolios of the Advanced Series Trust.  In addition, RCM Capital Management LLC (RCM) will replace the current subadvisor of the portfolio. To accomplish these changes, the co-managers request an increase to the investment management fees of the portfolio.

How do the estimated pro forma fund operating expenses of the AST RCM World Trends Portfolio compare to that of the AST CLS Moderate Asset Allocation Portfolio?

If shareholders approve the proposal, the management fee rate paid by shareholders will change from the current 0.30% to 0.95%.  However, as is further detailed in the proxy statement, for the 12-month period ended December 31, 2011, the Portfolio’s overall expense ratio was 1.03%.  If the increased management fee had been in effect during this same 12-month period, the estimated overall expense ratio would have been 1.09%, or a difference of 0.06%.

Although it is expected that the overall expenses of the Portfolio would increase if the proposal is approved, the Board of Trustees recommends that shareholders approve the proposal.

Who is RCM Capital Management, LLC?

RCM Capital Management, LLC (“RCM”) is a global asset manager with extensive award winning experience and has been in business for over 40 years. RCM has approximately $141 billion in assets under management (as of June 30, 2012). If the Repositioning is approved by shareholders, this portfolio will be the only fund in the U.S. offering the proposed RCM investment strategy.

When will the transition from the AST CLS Moderate Asset Allocation Portfolio to the AST RCM World Trends Portfolio take place?

If approved, implementation of the Repositioning is scheduled to take place on or about February 25, 2013.

Please refer to the attached proxy statement for detailed information regarding the proposed repositioning. To vote over the telephone, call toll-free at (877) 721-8341 and a proxy voting specialist will assist you with voting your shares.  Specialists are available Monday through Friday, 9:30 AM to 9:00 PM Eastern Time.  Voting takes just a few moments.